EX-35.8
(logo) WELLS FARGO

Commercial Mortgage - Servicing

MAC A0357-030
P.O. Box 4036, Concord, Ca 94524
1320 Willow Pass Rd., Suite 300
Concord, CA 94520
800 986-9711


ANNUAL STATEMENT AS TO COMPLIANCE
OFFICER'S CERTIFICATE

Bear Stearns Commercial Mortgage Securities Inc.
383 Madison Avenue
New York, New York 10179

Re: Bear Stearns Commercial Mortgage Securities Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-PWR16, issued pursuant to the Pooling and Servicing Agreement dated as of June 1, 2007, (the "Pooling and Servicing Agreement"), by and among Bear Stearns Commercial Mortgage Securities Inc. as depositor (the "Companion Loan Depositor") and the other parties thereto (the "Companion Loan Transaction").

On behalf of Wells Fargo Bank, National Association, as master servicer (the "Master Servicer') under that certain pooling and servicing agreement, dated as of May 1, 2007 (the "Lead Servicing Agreement"), by and among Morgan Stanley Capital I Inc, as depositor, Wells Fargo Bank, National Association as Master Servicer, and the other parties thereto, relating to Morgan Stanley Capital I Inc., Commercial Pass-through Certificates Series 2007-IQ14, I certify to the Companion Loan Depositor that (i) a review of the activities of the Master Servicer during the preceding calendar year and of its performance under the Lead Servicing Agreement has been made under my supervision and (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its obligations with respect to the servicing of the Beacon Seattle & DC Portfolio Mortgage Companion Loan as defined in the Pooling and Servicing Agreement (which is serviced under the Lead Servicing Agreement but part of the trust securing the Companion Loan Transaction) in all material respects throughout such year.


Wells Fargo Bank, National Association,
as Master Servicer

/s/ Briggs A. Hawley

Briggs A. Hawley
Vice President

March 2008